Exhibit 99.1

Trex Company Reports Fourth Quarter and Full Year 2018 Results

-- Strong Fourth Quarter Results Drive another Year of Record Sales and Earnings for Trex --

-- Current Demand Trends Set the Stage for Continued Growth in 2019 --

Fourth Quarter Highlights

  Consolidated net sales increased 15% to $140 million
  Consolidated gross margin expanded 110 basis points to 42.8%
  Consolidated earnings increased 39% to $0.43 per share

Full Year 2018 Highlights

  Consolidated sales up 21% to $684 million; Residential sales up 13%
  Residential Products gross margin expanded to 45.6%
  Consolidated earnings per share increased by 42% to $2.28

WINCHESTER, Va.--(BUSINESS WIRE)--February 14, 2019--Trex Company, Inc. (NYSE: TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing systems, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Results

Consolidated net sales for the fourth quarter of 2018 increased 15% to $140 million. Trex Residential Products net sales were up 11% to $122 million, and Trex Commercial Products contributed an additional $18 million, up 43% over the prior year’s fourth quarter. Consolidated gross margin for the quarter was 42.8%. Residential Products gross margin expanded 50 basis points to 46.4%. Commercial Products gross margin increased year-over-year to 18.4% in the fourth quarter but was lower sequentially due to reduced profitability of certain legacy contracts. SG&A was $28 million, or 19.7% of sales, inclusive of higher R&D spending related to the launch of the new Trex Enhance® product line and compares favorably with last year’s $26 million, or 20.9% of sales.

Net income for the fourth quarter of 2018 was $25 million, or $0.43 per diluted share, up 38% and 39%, respectively, from the net income of $18 million, or $0.31 per diluted share reported in last year’s fourth quarter.

“Fourth quarter results benefitted from double digit-revenue growth in both Trex Residential Products and Trex Commercial Products, reflecting strong demand across our professional and retail channels, as well as continued growth in our stadium and staging operations. Thanks to our advantages in the identification, procurement and usage of recycled raw materials and increased capacity utilization, we were able to offset increased fourth quarter start-up expenses associated with the roll-out of the newly-engineered Trex Enhance product line. As a result, we reported expanded Residential gross margin, which together with improved year-over-year margin performance in Trex Commercial Products, resulted in a 110-basis point expansion in consolidated gross margin compared to last year’s fourth quarter. Increased sales volume, and operating leverage, supported by continued cost management drove a 38% increase in net income in this year’s fourth quarter,” noted James E. Cline, President and Chief Executive Officer.

Full Year 2018 Results

Net sales in 2018 increased 21% year-over-year to $684 million, inclusive of a one-time revenue special charge of $6 million incurred in the third quarter this year related to expanding product stocking positions in residential sales channels. Trex Residential Products net sales were up 13% to $613 million, inclusive of this one-time charge, with Trex Commercial Products contributing an additional $71 million. Consolidated gross margin for the full year of 2018 was 43.1%. Excluding the $6 million charge, Trex Residential Products gross margin increased 180 basis points to 46.1%. Trex Commercial gross margin was 21.8%. SG&A was $118 million, or 17.3% of sales, a favorable comparison to the 17.9% of sales reported in 2017. Net income was $135 million, or $2.28 per diluted share, representing 41% and 42% year-over-year increases, respectively. Excluding the one-time charge, diluted earnings per share were $2.35, reflecting a 46% increase over 2017.

Summary and Outlook

“Trex brand recognition and market leadership continued to drive gains in 2018, enabling us to post record results in every quarter. This performance reflected strong demand for our Residential Products, which resulted in revenue growth that substantially exceeded the industry average, and the full year contribution of our Commercial Products business. Paired with the benefits of ongoing manufacturing cost savings and controlled spending, we were able to significantly increase profitability, while investing in future growth.

“We expect the recent launch of our newly re-engineered and expanded line of Trex Enhance composite decking across both the pro and retail channels to propel Trex to reach a much broader market of customers. With its affordable price points and low-maintenance attributes, we believe Trex Enhance will accelerate the conversion from wood to composites. Also, we upgraded our popular line of Trex Transcend® classic colors decking in 2018, which is ideal for consumers seeking unparalleled performance and aesthetics.

“In addition to the impact of these product upgrades and the positive demand dynamics within a continued favorable outlook for repair and remodeling spend, we expect our 2019 results to benefit from improved gross margin. Positive year-over-year gross margin comparisons are expected to begin the second half of 2019, following the wind-down in start-up costs related to Enhance product manufacturing. Inclusive of this impact, we anticipate full year 2019 incremental margin of 45%. Also, we have made both operational and organizational changes in our Commercial Products segment, which we expect will result in a progressive improvement in EBITDA margins throughout 2019.

“Trex continued to execute on its long-term capital allocation priorities in the fourth quarter, funding organic growth projects and repurchasing 209,000 shares for $12 million as part of the share buyback program approved by the Board of Directors in February 2018. For the full year, Trex repurchased 459,000 shares for $25 million.

“For the first quarter of 2019, we expect consolidated net sales of $176 million, or 3% ahead of the first quarter 2018. Taken together with fourth quarter 2018 sales, this represents 8% growth over the similar Q4/Q1 year-ago period, as these quarters are historically more heavily weighted to distribution load-in. Capital spending requirements are projected to be approximately $45 million, earmarked for projects that support future volume growth and continued margin expansion,” Mr. Cline concluded.

Fourth Quarter 2018 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter and full year 2018 results and other corporate matters on Thursday, February 14, 2019 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 4Q18 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our product, at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyberattacks, security breaches or other security vulnerabilities; and the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing and staging systems, for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit www.trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)

Net sales	$139,971	$122,212	$684,250	$565,153

Cost of sales	80,115	71,306	389,356	321,780

Gross profit	59,856	50,906	294,894	243,373

Selling, general and administrative expenses	27,623	25,584	118,225	100,993

Income from operations	32,233	25,322	176,669	142,380

Interest (income) expense, net	(569)	(53)	(192)	461

Income before income taxes	32,802	25,375	176,861	141,919

Provision for income taxes	7,631	7,076	42,289	46,791

Net income	$25,171	$18,299	$134,572	$95,128

Basic earnings per common share	$0.43	$0.31	$2.29	$1.62

Basic weighted average common shares outstanding	58,603,537	58,825,696	58,739,670	58,785,118

Diluted earnings per common share	$0.43	$0.31	$2.28	$1.61

Diluted weighted average common shares outstanding	58,936,795	59,222,258	59,067,302	59,150,920

Comprehensive income	$25,171	$18,299	$134,572	$95,128

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2018	2017

ASSETS
Current assets:

Cash and cash equivalents	$105,699	$30,514
Accounts receivable, net	91,163	66,882
Inventories	57,801	34,524
Prepaid expenses and other assets	15,562	16,878
Total current assets	270,225	148,798
Property, plant and equipment, net	117,144	103,110
Goodwill and other intangibles	74,503	71,319
Other assets	3,250	3,000
Total assets	$465,122	$326,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$31,084	$9,953
Accrued expenses and other liabilities	56,291	46,266
Accrued warranty	5,400	6,290
Total current liabilities	92,775	62,509

Deferred income taxes	2,125	1,286
Non-current accrued warranty	25,354	28,709
Other long-term liabilities	1,905	2,473
Total liabilities	122,159	94,977

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized; 69,998,336 and 69,844,222 shares issued and 58,551,653 and 58,856,860 shares outstanding at December 31, 2018 and 2017, respectively	700	698
Additional paid-in capital	124,224	121,694
Retained earnings	416,942	282,370
Treasury stock, at cost, 11,446,683 and 10,987,362 shares at December 31, 2018 and 2017, respectively	(198,903)	(173,512)
Total stockholders’ equity	342,963	231,250
Total liabilities and stockholders’ equity	$465,122	$326,227

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2018	2017

Operating Activities
Net income	$134,572	$95,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,597	16,860
Deferred income taxes	1,037	194
Stock-based compensation	6,344	5,187
Loss (Gain) on disposal of property, plant and equipment	47	1,738
Other non-cash adjustments	(406)	(406)
Changes in operating assets and liabilities:
Accounts receivable	(24,281)	(10,486)
Inventories	(23,276)	(3,635)
Prepaid expenses and other assets	(613)	(2,194)
Accounts payable	21,131	(4,804)
Accrued expenses and other liabilities	5,040	2,488
Income taxes receivable/payable	1,929	1,795

Net cash provided by operating activities	138,121	101,865

Investing Activities
Expenditures for property, plant and equipment and intangibles	(33,816)	(15,040)
Proceeds from sales of property, plant and equipment	83	55
Acquisition of business	-	(71,804)

Net cash used in investing activities	(33,733)	(86,789)

Financing Activities
Borrowings under line of credit	172,250	201,000
Principal payments under line of credit	(172,250)	(201,000)
Repurchases of common stock	(30,085)	(3,617)
Financing costs	-	-
Proceeds from employee stock purchase and option plans	882	391

Net cash used in financing activities	(29,203)	(3,226)

Net increase in cash and cash equivalents	75,185	11,850
Cash and cash equivalents at beginning of period	30,514	18,664

Cash and cash equivalents at end of period	$105,699	$30,514

Supplemental Disclosure:
Cash paid for interest	$662	$418
Cash paid for income taxes, net	$48,238	$44,802

CONTACT:
Bryan Fairbanks
Exec. Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
ADVISIRY Partners
212-750-5800